CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 22, 2015 and February 25, 2016, relating to the financial statements and financial highlights which appear in the October 31, 2015 and December 31, 2015 Annual Reports to Shareholders of the PIMCO Managed Accounts Trust, respectively, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Kansas City, Missouri

February 29, 2016